Exhibit 5.1

August 26, 2011

Board of Directors

OncoSec Medical Incorporated

4690 Executive Drive, Suite 250

San Diego, CA 92121

Re:          Registration Statement/Form S-8

2011 Stock Incentive Plan

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the “SEC”) by OncoSec Medical Incorporated (the “Company”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of Five Million Two Hundred Thousand (5,200,000) shares of the Company’s common stock, $0.0001 par value (the “Plan Shares”), which will be issuable under the Company’s 2011 Stock Incentive Plan (the “Plan”).

In connection with our review, we have examined the proceedings taken by the Company in connection with the adoption of the Plan and the authorization of the issuance of the Plan Shares, and such documents as we have deemed necessary to render this opinion, including the Company’s Bylaws and Articles of Incorporation, as amended.

Based upon and subject to the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ McDonald Carano Wilson LLP
McDonald Carano Wilson LLP